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                                                                      EXHIBIT 21

                         PRIORITY HEALTHCARE CORPORATION
                              LIST OF SUBSIDIARIES

Florida corporations:

Priority Healthcare Pharmacy, Inc. - Lake Mary, FL
Priority Healthcare Distribution, Inc. - Grove City, OH, Sparks, NV, and
 Scottsdale, AZ
Pharmacy Plus, Inc. - Lake Mary, FL
Priorityhealthcare.com, Inc. - Lake Mary, FL
Lynnfield Drug, Inc. - Byfield, MA
Lynnfield Compounding Center, Inc. - Byfield, MA
Freco, Inc. - Byfield, MA
Chesapeake Infusion, Inc. - New Castle, DE and Memphis, TN
First Rx, Inc. - New York, NY

Nevada corporations:

Priority Healthcare Corporation West - Las Vegas, NV
PHF, Inc. - Las Vegas, NV
PHRC, Inc. - Las Vegas, NV

Massachusetts corporations:

Byfield Drug, Inc. - Byfield, MA